Exhibit 99.1
News Release

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
     For Immediate Release
AMERICAN HOMEPATIENT REPORTS FINANCIAL RESULTS FOR
THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2009
BRENTWOOD, Tenn. (November 4, 2009) – American HomePatient, Inc. (OTCBB: AHOM), one of the nation’s largest home health care providers, today announced its financial results for the third quarter and nine months ended September 30, 2009.
Revenues for the third quarter of 2009 were $59.0 million compared to $65.6 million for the third quarter of 2008, representing a decrease of $6.6 million, or 10.1%. Revenues for the nine months ended September 30, 2009 were $175.0 million compared to $199.0 million for the same period in 2008, representing a decrease of $24.0 million, or 12.1%. Medicare reimbursement reductions effective January 1, 2009 reduced revenue by approximately $6.7 million in the third quarter of 2009 and $20.8 million for the nine months ended September 30, 2009. The Company’s reduced emphasis on less profitable product lines such as non-respiratory durable medical equipment and infusion therapy also reduced revenue in the third quarter and nine months. A change in inhalation drug product mix resulting from Medicare reimbursement reductions which began April 1, 2008 reduced revenue by an additional $3.0 million for the nine months ended September 30, 2009. These revenue decreases were partially offset by growth in oxygen patients and sleep therapy revenues, the Company’s core product lines.
Operating expenses declined in the third quarter of 2009 compared to the third quarter of 2008 by approximately $1.6 million, or 4.8%. Operating expenses for the nine months ended September 30, 2009 compared to the same period in 2008 declined by $6.4 million, or 6.4%. The decreases in
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operating expenses for the third quarter and nine months ended September 30, 2009 were primarily the result of improved operating efficiencies. Areas of focus have included centralization of branch functions, consolidation of branches, improved routing and delivery systems, and more effective utilization of leased space.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measurement that is calculated as net income excluding interest, taxes, depreciation and amortization. EBITDA was $8.6 million, or 14.7% of net revenue, for the third quarter of 2009 compared to $12.8 million, or 19.5% of net revenue, for the same period of 2008. EBITDA was $22.7 million, or 12.9% of net revenue, for the nine months ended September 30, 2009 compared to $37.4 million, or 18.8% of net revenue, for the same period of 2008.
Net loss for the third quarter of 2009 was $(2.7) million, or $(0.15) per diluted share, compared to net income of $0.6 million, or $0.03 per diluted share, for the third quarter of 2008. Net loss for the nine months ended September 30, 2009 was $(11.9) million, or $(0.68) per diluted share, compared to $(1.0) million, or $(0.06) per diluted share for the same period in 2009.
Medicare reimbursement cuts effective January 1, 2009 reduced EBITDA and net income by approximately $6.7 million in the third quarter of 2009 and $20.8 million for the nine months ended September 30, 2009. A change in inhalation drug product mix reduced EBITDA and net income by approximately $3.0 million in the nine months ended September 30, 2009 compared to the same period in 2008. These items were partially offset by reduced operating expenses resulting from improved operating efficiencies, reduced bad debt expense resulting from improved revenue qualification and collection processes, and growth in the Company’s core product lines.
Secured Debt Maturity
The Company has secured debt of $226.4 million that was due to be repaid on August 1, 2009. As previously announced, a series of forbearance agreements, each with a one month term, have been entered into by and among the Company, the Agent, and certain Forbearance Holders. The parties to the forbearance agreement have agreed to not exercise, prior to the expiration of the term of the agreement, any of the rights or remedies available to them as a result of the Company’s failure to repay the Secured Debt on the maturity date. The current forbearance agreement expires December 1, 2009. The Company, the Agent, and the Forbearance Holders continue to work toward a resolution of the debt maturity issue. However, there can be no assurance a resolution will be reached with favorable terms to the Company and its stockholders or at all.
American HomePatient, Inc. is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
American HomePatient, Inc. prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). American HomePatient, Inc. also provides information related to non-GAAP financial measurements such as EBITDA, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDA and quantifies all other adjustments to GAAP measurements (see Schedule B). The Company provides EBITDA information, a widely used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non-recurring items but sometimes reflect items, such as dispositions of assets and restructuring charges that are not technically non-recurring but are outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the maturity of the Company’s secured debt, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

American HomePatient, Inc.	Schedule A
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues, net	$58,991	$65,641	$174,988	$199,049
Cost of sales and related services	13,110	13,562	38,585	41,313
Cost of rentals and other revenues, including rental equipment depreciation	7,622	8,397	22,582	26,465
Operating expenses	30,918	32,468	93,619	100,007
Bad debt expense	511	1,284	2,589	4,021
General and administrative expenses	5,453	4,926	15,756	14,521
Depreciation, excluding rental equipment, and amortization	1,012	1,006	2,989	3,090
Interest expense, net	3,912	3,944	11,600	11,758
Other income, net	(414)	8	(499)	(651)
Change of control income	(3)	(3)	(9)	(74)
Earnings from unconsolidated joint ventures	(1,375)	(1,639)	(3,885)	(4,406)

(Loss) income from operations before income taxes	(1,755)	1,688	(8,339)	3,005

Provision for income taxes	874	1,012	3,304	3,692

Net (loss) income	(2,629)	676	(11,643)	(687)

Less: Net income attributable to the noncontrolling interest	(91)	(92)	(234)	(307)

Net (loss) income attributable to American HomePatient, Inc.	$(2,720)	$584	$(11,877)	$(994)

Basic (loss) income per common share attributable to American HomePatient, Inc common shareholders	$(0.15)	$0.03	$(0.68)	$(0.06)
Diluted (loss) income per common share attributable to American HomePatient, Inc common shareholders	$(0.15)	$0.03	$(0.68)	$(0.06)

	September 30,	December 31,
	2009	2008
	(unaudited)
Cash and cash equivalents	$23,920	$13,488
Restricted cash	250	250
Net patient receivables	26,523	38,284
Other receivables	315	777

Total receivables	26,838	39,061
Net inventories	11,539	10,789
Prepaid expenses and other current assets	5,358	9,863

Total current assets	67,905	73,451
Property and equipment, net	29,984	32,042
Goodwill	122,093	122,093
Other assets	19,935	26,940

Total Assets	$239,917	$254,526

Current portion of long-term debt and capital leases	$228,960	$234,259
Accounts payable	13,249	11,989
Other current liabilities	22,567	24,535

Total current liabilities	264,776	270,783

Long-term debt and capital leases, less current portion	12	51
Deferred tax liability	11,029	7,841
Other noncurrent liabilities	4	8

Total liabilities	275,821	278,683

American HomePatient, Inc. shareholders’ deficit	(36,340)	(24,619)
Noncontrolling interest	436	462

Total shareholders’ deficit	(35,904)	(24,157)

Total Liabilities and Shareholders’ Deficit	$239,917	$254,526

American HomePatient, Inc.	Schedule B
Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net (loss) income	$(2,720)	$584	$(11,877)	$(994)
Add:
Provision for income taxes	874	1,012	3,304	3,692
Interest expense, net	3,912	3,944	11,600	11,758
Rental equipment depreciation	5,568	6,236	16,643	19,822
Other depreciation and amortization	1,012	1,006	2,989	3,090

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$8,646	$12,782	$22,659	$37,368